Exhibit  (p)3

CHARLEMAGNE CAPITAL (IOM) LIMITED
COMPLIANCE & OPERATING PROCEDURES
(Updated 1/11/07)
INVESTMENT BUSINESS

CONTENTS

GLOSSARY		3
INTRODUCTION		4

SECTION 1

1.	LICENCE CONDITIONS OF CCIOM	5
2.	COMPLIANCE ARRANGEMENTS	5
3.	TRAINING & COMPETENCE	6
	Staff Training Policy	8
4.	EMPLOYEE DUTIES AND RESPONSIBILITIES	8
	Service as a Director	8
	Four Eyes Control	8
5.	HANDLING CUSTOMER COMPLAINTS (COB 6.8)	8
6.	RULE BREACHES	9
7.	PERSONAL ACCOUNT DEALING	10
8.	INDUCEMENTS FSC (COB 2.5)	11
9.	RECORD KEEPING (COB 8)	12
10.	SECURITY	12
	Visitors	12
	Access to Computer Systems	12
	Confidential Papers	12
11.	E-MAIL POLICY — USAGE	12
12.	DATA PROTECTION	13
	Provisions in Relation To Employment	13
	Companies Act (Various)	14
	Client Data	14
	Privacy Policy and Privacy Notes	13
	Disposal of Client Data	13
	Provisions in Relation to the Processing of Data	13
13.	ELECTRONIC TRANSACTIONS ACT 2000	14
14.	NOTE PAPER AND BUSINESS CARDS	14
15.	CLIENTS MONEY (CM 1.2)	14
	Custody	14
16.	CUSTOMER AGREEMENTS (COB 5.1)	15
17.	GENERAL MARKETING RESTRICTIONS	15
18.	ANTI-MONEY LAUNDERING (COB 6.1, SECTION 9 IBA)	16
	Action To Be Taken On Suspicion of Money-Laundering	16
	Awareness of and training of staff	17
	Money laundering Reporting Officer	17
19.	CUSTOMER IDENTITY CHECKING REQUIREMENTS	17
20.	DISCLOSURES	18
	Form ADV	18
	The Brochure Rule	18
	Disclosure of Financial and Disciplinary Information	19
	Client Reporting	19
21.	INVESTMENT ADVISORY CONTRACTS	19
22.	VALUATION	20
23.	INVESTMENT ADVISORY FEES	20
24.	PROXY VOTING POLICY AND PROCEDURES	20
25.	BUSINESS CONTINUITY AND DISASTER RECOVERY PLAN	20
SECTION 2

1.	SEPARATION OF DUTIES	22
2.	NEW BUSINESS	22
3.	DEALING PROCESS (COB 2)	22
4.	PROPRIETARY TRANSACTIONS	23
5.	INSIDER DEALING	24
6.	FAIRNESS AND RESEARCH ANALYSIS (COB 2.13)	25
7.	SOFT COMMISSION	25
8.	CONFLICTS OF INTEREST (COB 2.14)	27
9.	CHURNING (COB 2.7)	28
10.	CUSTOMER ORDER PRIORITY	28
11.	BEST EXECUTION (COB 3.3)	28
12.	TIMELY EXECUTION (COB 3.2)	29
13.	AGGREGATION AND ALLOCATION (COB 2.11, 3.3)	29
14.	NON-MARKET PRICE TRANSACTIONS	30
15.	TRANSACTION RECORD KEEPING (COB 8)	31
16.	RESOLUTION OF BUSINESS ERRORS	31
17.	DISCLOSURE OF DEALINGS AND HOLDINGS	32
18.	NEW COUNTERPARTIES	32
19.	COUNTERPARTY RISK	32
20.	FOREIGN MARKETS	33
21.	MONITORING OF FAILING TRADES	33
22.	CORPORATE ACTIONS	33
SECTION 3

GLOSSARY

*the“Adviser”	CCIOM or CCUK
Act	Financial Services and Markets Act 2000
Advisers Act	Investment Advisers Act of 1940
Advisory Clients	US client funds or potential or existing underlying US investors
AIMA	Alternative Investment Management Association
CCIOM	Charlemagne Capital (IOM) Limited
CCL	Charlemagne Capital Limited
CCUK	Charlemagne Capital (UK) Limited
CF	Controlled Function
CJA	Criminal Justice Act 1993
CLIENTS	References to “clients” are to our Customers
CM	Clients Money Regulatory Code
CMC	Clients Money Code
CO	Compliance Officer
COB	Conduct of Business Regulatory Code/ Conduct of Business section of the FSA handbook.
COBRC	Conduct of Business Regulatory Code
CODES	Regulatory Codes issued by the Financial Supervision Commission
Common Platform	A Common Platform firm is a firm that is subject to the Capital Requirements Directive and the Markets in Financial Instruments Directive
CUSTOMER	References to “Customers” are to the Fund(s) and not to the underlying investors in the Funds.
DISP	Dispute Resolution section of the FSA handbook
FATF	Financial Action Task Force
“Funds”	Various client funds or managed accounts of the Charlemagne Capital Group
FRCR	Financial Resources and Compliance Reporting Regulatory Code
FSA	Financial Services Authority
FSC	Isle of Man Financial Supervision Commission
FUNDS	The various funds under the management of the Charlemagne Capital Group of companies. It shall also be taken to include funds managed by third parties where CCUK/CCIOM has an advisory relationship akin to management e.g. USGI
IBA	Investment Business Act 1991-93
“Investors”	References are to Investors or potential investors in the client funds
IOM FCU	Isle of Man Financial Crimes Unit
MiFID	Markets in Financial Instrument Directive
MLRO	Money Laundering Reporting Officer
PEV	Private Equity Vehicle/s
SEC	Unites States Securities and Exchange Commission
SUP	Supervision section of the FSA handbook
SYSC	FSA Senior Management Arrangement, Systems & Controls
T & C	Training & Competence section of the FSA handbook
The “Group”	Charlemagne Capital group of companies
UCIS	Unregulated Collective Investment Schemes

INTRODUCTION
Charlemagne Capital (IOM) Limited (“CCIOM”) is licensed to conduct investment business in the Isle of Man under the Investment Business Act 1991-93 (the “Act”) by the Isle of Man Financial Supervision Commission (“FSC”). We are obliged to maintain compliance procedures in writing with a view to ensuring that officers and staff are aware of and are able to comply with their obligations under this Act and to ensure that suitable records are maintained regarding the conduct of the Firm’s business and it’s compliance with the Act.
Alongside certain headings you will find there is a reference to the relevant Code within the FSC Handbook or applicable legislation including a hyperlink below the heading. This is provided in order to facilitate a more detailed examination of information in the particular area should it be required. There is therefore little excuse for error. At all times, an employee in any doubt about the application of a particular Code should refer to the Compliance Officer, part of whose role is to help in such situations. Should you feel the need, you can reference different areas on screen within the FSC Handbook maintained on the FSC’s web site ( http://www.fsc.gov.im/ ).
Please note:
CCIOM is also licensed by the IOM FSC for Corporate Service Provider Business.
CCIOM is also registered as an investment adviser in the United States with the Securities and Exchange Commission (the “SEC”) under Section 203(c) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and although the FSC is our lead regulator we must not lose sight of our obligations under our SEC registration. Information about the SEC and the Advisers Act is available at http://www.sec.gov. Throughout this document there will be information detailing such legislation which must be equally adhered to. This information will be marked * accordingly, for ease of reference.
NB: Unless otherwise noted, the provisions of the Advisers Act referred to in these Compliance and Operating Procedures apply only to U.S. Clients.
Information is included within this document regarding certain activities undertaken by CCUK and certain rules and procedures of which CCUK must adhere to and due to the links between the business activities of CCIOM and CCUK, CCIOM has adopted these. In respect of MiFID, CCIOM presently falls outside MiFID but it is considered prudent to adopt certain aspects of MiFID and we need to ensure CCIOM does meet certain MiFID requirements.
*This document sets forth CCIOM’s compliance policies and procedures for purposes of Rule 206(4)-7 under the Advisers Act. CCIOM will review this document and all related policies and procedures at least annually and upon the occurrence of: (i) any significant compliance event; (ii) any meaningful change in CCIOM’s business arrangements; or (iii) any applicable regulatory developments. The purpose of the annual review will be to evaluate the adequacy of these policies and procedures and the effectiveness of their implementation.
*CCIOM has appointed a Compliance Officer who is responsible for administering its compliance policies and procedures. The Compliance Officer is a person who is (i) competent and knowledgeable regarding the Advisers Act, (ii) empowered with full responsibility and authority to develop and enforce appropriate policies and procedures, which may be accomplished by the Compliance Officer herself or through her delegates, (iii) identified in CCIOM’s Form ADV, and iv) has been properly designated. The Compliance Officer will ensure that the annual review is conducted and necessary changes are implemented. The Compliance Officer will also make interim changes as appropriate. The Compliance Officer will document the annual review.

SECTION 1
1.	LICENCE CONDITIONS OF CCIOM (Section 3(4) IBA)
INFORMATION LINK: ONGOING REGULATORY REQUIREMENTS FOR INVESTMENT BUSINESSES Licence Conditions
CCIOM is a Category 3 (B) licenceholder with the conditions applying that CCIOM is permitted to conduct Investment Business activities pursuant to 16(d) (only) of the FSC Financial Resources and Compliance Reporting Regulatory Code (“FRCRRC”) issued under Section 6 of the Investment Business Act 1991 (“IBA”). It is important that licenceholders such as CCIOM appreciate the significance of the difference between licence conditions and the Codes. Whatever the category of licence, conducting business in contravention of licence conditions risks criminal prosecution and/or civil action at the suit of anyone who suffers loss. The FSC has therefore sought to place the weight of regulation upon the observance by licenceholders of regulatory codes.
Regulatory Codes (Section 6 IBA)
Section 6 of the IBA empowers the FSC to issue regulatory codes (“the Codes”). These Codes set the standards of good practice and behaviour applying to each licenceholder. Should a licenceholder breach any of the Codes, the FSC is empowered to take enforcement action. This action will be graded, dependent upon the seriousness of the breach.
Where a licenceholder acts outside the scope of its licence category, whether inadvertently or not, the FSC will expect it to abide by the requirements of any relevant code. The Codes, applicable to CCIOM include the following:-
Click on the following headings/hyperlinks for further information:
Regulatory Codes (“the Codes”)
Financial Resources and Compliance Reporting
Clients’ Money
Clients’ Investments
Conduct of Business
Audit Requirements
General Requirements
Advertising
2.	COMPLIANCE ARRANGEMENTS (COB 6.7)
INFORMATION LINK: General Requirements/ Compliance Procedures
The Compliance Officer and Compliance Department provides:
•	A policy of comprehensive and regular compliance monitoring; monitoring on a regular basis to assess the adequacy and effectiveness of the measures and procedures put in place to manage our compliance obligations;
•	Takes action to address any deficiencies in the firm’s compliance with its obligations;
•	Independently raises awareness to management and the Board on any deficiencies so that appropriate and timely action is taken by the Board to meet our Statement of Internal Governance;
•	Arrange compliance training as necessary; a programme of induction and compliance update training where required.

•	A commitment to high standards of business ethics and practice;

•	Written up to date compliance and operating procedures;

•	Strict financial accounting and operational controls;

•	Regular compliance reporting to the board;

•	Procedures for the maintenance of detailed record keeping;

•	Where required, assistance on compliance matters from external advisors.
*Advisers Act Rule 206(4)-7:
*The role of the Compliance Officer is to oversee our compliance arrangements, to advise and assist staff as necessary, to arrange compliance training as necessary and to ensure, by a process of formal and informal monitoring, the enforcement of the FSC and SEC’s rules and regulations and our internal procedures. Any violation of these Compliance and Operating Procedures must be promptly reported to the Compliance Officer. The Compliance Officer shall document in writing any report of a violation of these Compliance and Operating Procedures. In support of the Compliance Officer, the board has undertaken to maintain the following compliance arrangements and in doing so we require the support of each and every member of staff:
Risk Control
*Advisers Act Rule 206(4)-7:
CCIOM also has arrangements, processes and mechanisms in place to manage our risks. We are required to monitor the following:
•	The adequacy and effectiveness of our risk management policies and procedures;

•	Compliance with our arrangements, processes and mechanisms in place to manage our risks; and

•	The adequacy and effectiveness of the measures we have taken to address any deficiencies in those policies, procedures, arrangements, processes and mechanisms. This includes the impact of failures by our personnel to comply with our arrangements or processes and mechanisms or follow such policies and procedures.
Internal Governance
CCIOM and CCUK management have produced a Statement of Internal Governance acknowledging our obligations surrounding key organisational, personnel, investment and regulatory control systems we are required to have in place to meet these obligations, see Attachment 1 (Statement of Internal Governance).
3.	TRAINING & COMPETENCE
INFORMATION LINK: Conduct of Business
CCIOM is required to establish procedures to ensure that:
1.	staff are competent to perform their role;

2.	staff remain competent for the work they do;

3.	staff are appropriately supervised;

4.	competence is regularly reviewed; and

5.	the level of competence is appropriate to the nature of the business.
General Training and Competence Requirements
Recruitment:
When recruiting, a licenceholder should demonstrate that consideration has been given to how the applicant’s knowledge and skills meet the knowledge and skills required for the role and that reasonable steps have been taken to obtain sufficient information about the applicant’s relevant experience, qualifications and training.
Maintaining Competence:
A licenceholder should have appropriate arrangements in place to ensure that an employee who has been assessed as competent remains so. Where roles change or grow in scope, or a person changes their role, any additional competence requirements should also be considered prior to the change taking place. It is recommended that a licenceholder should, at appropriate intervals, determine individual staff training needs and organise appropriate training to address these needs; and ensure that training is relevant, timely, planned, appropriately structured and evaluated. In the case of a new employee or an employee new to an activity or role, the licenceholder should assess training requirements and ensure that: training takes into account the knowledge and skills necessary to fulfil the role; training is effective and up to date; training takes into account changes in the market, products, legislation and regulation; methods of meeting training needs are appropriate to the activity and to the employee’s circumstances and role (and the development of that role, if appropriate).
Supervision of Staff:
Where a person is working towards attaining a level of competence, they should be supervised by a competent person until they can demonstrate the appropriate level of competence. It is CCIOM’s responsibility to ensure that such arrangements are in place and working successfully.
Record Keeping:
CCIOM maintains appropriate training records for each individual. These should be retained for at least 3 years from the date of the training, and should note how the relevant training relates to and supports the individual’s role. The FSC may review training records during supervisory visits to assess the licenceholder’s systems and to review how the licenceholder ensures that its staff are competent and remain competent for their roles.
Levels of Competence:
Certain roles are important to the regulatory framework because they involve control functions (for example Directors, “4-Eyes”, Managers, Compliance Officers, Money Laundering Reporting Officers). Persons fulfilling these roles should be able to demonstrate that they have the core competencies required to carry out the function in an appropriate manner.
Individuals undertaking certain key roles are required to demonstrate to the FSC that they have the necessary competence to undertake that role as part of the FSC’s ‘Fit and Proper’ criteria. Employees who will be undertaking key roles will be required to complete personal and bankers questionnaires for onward submission by the Compliance Department to the FSC.
Ongoing Training and Continuous Professional Development (“CPD”)
Such training and CPD should be relevant to the role and take account of new developments (for example, new products / change to tax structures/ new regulatory requirements etc). Internal and on-the-job training can be counted towards the CPD quota if its relevance can be demonstrated as can Involvement in an industry. If an individual holds a highly technical role or one in which there are frequent changes (for example, changes to applicable legislation or practice), the Licenceholder should ensure that the individual undergoes sufficient additional training to continue to meet specific job requirements.
With regard to the above requirements a log is maintained for staff recording their training, experience and qualifications and the categories of tasks which they are competent to conduct. A record of relevant qualifications of all staff is kept by Compliance. Ongoing competence is monitored via records held for FSC approved key personnel/managers. Training needs are assessed and addressed as and when required for all staff and annual reviews are undertaken by line managers whose responsibility it is to ensure relevant staff remain competent for the role.
Supervision:
Where a person is working towards a level of competence they should be supervised by a competent person.
“Grandfathering” may be considered for persons who have 5 years or more experience in a similar role at a senior level. Before allowing Grandfathering, the FSC may seek additional reassurance to ascertain whether the person is suitable to carry out the function. Factors that may be considered by the FSC include the depth of experience and competence.

Staff Training Policy
Study Leave:
Study leave may be granted if:
•	the exam is imminent (i.e within 2 weeks)

•	it is something of benefit to CCL (i.e. it is vocational qualification)

•	the person studying takes days which fit in with workflow/colleagues and makes sure line manager(s) are kept informed.
Examinations:
•	Course material may be paid for by the Company initially at the discretion of a director.

•	The Company may pay for examinations, at the discretion of a director

•	Any extra costs incurred i.e. charge for examination being rescheduled will be paid for by the individual.
Training Courses/Seminars:
•	All costs incurred may be paid for by the company with prior approval.

•	Courses/Seminars attended without prior approval will not be paid for and the individual will not be reimbursed at a later date.
4.	EMPLOYEE DUTIES AND RESPONSIBILITIES
Service as a Director
INFORMATION LINK: Guidance Notes on the responsibilities and duties of directors under the laws of the Isle of Man
No employee shall serve on the Board of Directors of a publicly-traded company (other than Charlemagne Capital Limited (“CCL”), its subsidiaries and affiliates, including investment companies advised by CCL) without prior written approval of CCIOM’s Managing Director or CCL’s CEO, based upon a determination that the board service would be consistent with the interests of Clients and that adequate procedures exist to ensure isolation from those making investment decisions. If an employee serves as a director of a private company which proposes to become publicly traded, the employee must seek written approval of CCIOM’s Managing Director or CCL’s CEO, to continue to serve as a director, or resign based upon a determination that the board service would be consistent with the interests of Clients and that adequate procedures exist to ensure isolation from those making investment decisions.
Four Eyes Control
INFORMATION LINK Appendix C6
•	The code lays down several fundamental requirements, perhaps the most important of which is the requirement for the business of licenceholders within categories 2 to 4 to be conducted on a day-to-day basis by at least 2 individuals (the “four-eyes” principle). The FSC must be satisfied that the individuals proposed to fulfil the four-eyes requirement are competent and that they are people of integrity.
•	The concept of four-eyes control seeks to prevent the day-to-day management of a licenceholder and its affairs being carried on under the influence of a dominant individual, whether that person is an owner, controller or a director.
•	The “Four Eyes” in respect of CCIOM’s Investment Business Licence are Rebecca Taylor and Malcolm Sargeant.
5.	HANDLING CUSTOMER COMPLAINTS (COB 6.8) Conduct of Business
In accordance with the FSC Conduct of Business Regulatory Code it is required that CCIOM have a formal Internal Complaints Procedure and maintain records of all complaints received, our reply and any further correspondence, the manner in which they are resolved and any remedial action taken.

As a matter of good business practice and management, we have general complaint handling procedures to enable the fair, prompt and effective handling of complaints. All relevant employees must be aware of these procedures, which are stated below, and must act in accordance with them.
a.	All oral or written expressions of dissatisfaction, no matter how trivial, about any person employed by the Company or any aspect of our activities must be reported to Compliance.

b.	The Compliance Officer in conjunction with the Group’s Chief Operating Officer shall promptly determine the appropriate action, if any, for dealing with the complaint. It is good practice that all complaints, unless deemed trivial be logged. Any relevant correspondence should be kept with the Complaints log on the Complaints File.

c.	The decision will be taken as to whether a complaint is of such significance that it warrants immediate reporting to the Board. In any event, all logged complaints should be reported to the Board in writing via the standard compliance reporting process.

d.	Notwithstanding the above, any complaint not resolved within 2 months from the date of receipt, must be reported to the Board.

e.	If after a viable response has been sent to a complainant or potential complainant in efforts to resolve the issue and no further correspondence is received within 2 months post initial response being sent, the matter will be considered resolved and therefore the issue closed on file.
As a licensed institution CCIOM will do their best to make sure that enquiries or complaints are dealt with promptly and efficiently.
The FSC does not have a role to arbitrate in a dispute between a client or investor and licence-holder, or to recommend or enforce any compensation award. Normally such disputes are of a commercial or service nature, and it is for the parties concerned to resolve between themselves. In circumstances whereby issues can not be resolved, the Isle of Man has introduced a Financial Services Ombudsman scheme. Further details on this can be sought from the Isle of Man Government Office of Fair Trading and any complainant dissatisfied with the resolution of any issue should be made aware of this service.
Additionally, any complaint can be referred to the FSC once the usual complaint procedure has been exhausted.
ANY COMPLAINTS RECEIVED IN RELATION TO MARKETING ACTIVITIES WILL BE THE RESPONSIBILITY OF CCUK BUT ANY RECEIVED IN RELATION TO INVESTMENT WILL BE THE RESPONSIBILITY OF CCIOM.
6.	RULE BREACHES
     *Advisers Act Rule 204A -1 and Rule 206(4)-7
•	Immediately on becoming aware of a breach, or of any alleged breach, no matter how trivial, it must be reported to the Compliance Department.
•	The Compliance Department is responsible for prompt resolution of the breach and for ensuring receipt of details which should be provided, recorded on a Breach Form (see Appendix 1).
•	Consideration will be given to the causes of the breach and to whether there are ways in which procedures could be improved or strengthened in order to prevent recurrence of the breach.
•	It will be for the Compliance Officer in conjunction with management, to decide the seriousness of any particular breach and whether it is of a magnitude or nature which requires reporting to the FSC.
•	Should any employee become aware of any matter about which he believes the FSC might reasonably wish to be notified, that matter must immediately be reported to the Compliance Officer or, in their absence, the Group’s Chief Operating Officer.
•	All breaches must be logged and filed appropriately.
SHOULD ANY EMPLOYEE BECOME AWARE OF ANY MATTER ABOUT WHICH HE BELIEVES THE FSC OR SEC MIGHT REASONABLY WISH TO BE NOTIFIED, THAT MATTER MUST IMMEDIATELY BE REPORTED TO THE COMPLIANCE OFFICER OR, IN HIS/HER ABSENCE, TO A DIRECTOR.

7.	PERSONAL ACCOUNT DEALING
Personal transactions
It is integral to our culture that we prevent our personnel and those of firms to whom services have been outsourced (if this was applicable to CCUK) undertaking personal transactions that may give rise to a conflict of interest, insider dealing or a breach of confidentiality by virtue of an activity carried out on our behalf for client funds, including information relating to pending client fund orders. The following procedures, which combine the FSA requirements with our own internal procedures, must be followed to the letter.
* As described below, additional personal transaction related requirements are set forth in the Code of Ethics, which is attached hereto as Appendix 7.
•	The prior consent of the Compliance Officer, Group, CCIOM or CCUK (as relevant) director is required for all personal transactions except for investment in UCITS schemes and other EEA schemes with a similar level of risk spreading (where we are not involved in its management), personal transactions effected under a discretionary portfolio management service, where there is no prior communication to the manager and personal transactions in life policies.
•	Prior consent must be sought using the PA Dealing Approval Form (see Appendix 3) which must be signed by both the employee seeking approval and the Compliance Officer / Director approving the transaction. We keep a record of each personal transaction notified to us whether or not approved.
•	These obligations apply in relation to a single personal transaction, or the commencement of successive approved personal transactions, that are carried out by the same person. If the instructions for successive personal transactions are changed a new approval will be required.
•	An approval to transact granted as above will be valid for 24 hours only after which it will lapse and a further request should be made for approval.
•	Once a transaction is approved and executed, a copy of the PA Dealing Notification Form and a copy of the contract note must be provided to Compliance as soon as reasonably practicable.
•	Modifications to the above requirements and restrictions may be allowed under exceptional circumstance on a case-by-case basis but only where there would be no possible conflict with the interests of the client funds.
•	For the avoidance of doubt, the above procedures apply in relation to transactions in all forms of “designated investment” as defined in the FSA Handbook.
•	Employees must be aware that if an employee is precluded from entering into a transaction for his own account he must not (except in the proper course of his employment): Procure any other person to enter into such a transaction, or communicate any information or opinion to another person if he knows or ought to know, that the person will, as a result, enter into such a transaction, or counsel or procure some other person to do so.
•	All personnel must submit an itemised disclosure of all personal securities held on commencement of employment. All personnel are also required to complete a Personal Account Dealing Declaration form (Appendix 2) which permits the Compliance Department to reconcile records held with the designated broker at any stage.
•	The Compliance Department review all personal account dealing as each personal account dealing form is submitted to them, the results of such reviews are summarised in a report.
•	Employees purchasing or trading in stocks also held by client fund/s is not encouraged. An employee must not purchase or sell stock also held by any of the funds ahead of any transactions to be carried on the funds’ behalf. Clear time separation must be apparent (at least one day) and each situation will be assessed carefully on a case by case basis.
•	Exceptions to the above requirements and restrictions may be granted under exceptional circumstance on a case-by-case basis but only where there would be no possible conflict with the interests of the Funds.
*Additional Personal Account Dealing Procedures

(relating to the Investment Company Act of 1940 (the “1940 Act”)(Rule 17j-1) and the Advisers Act (Rule 204A-1))
All employees are subject to the Code of Ethics, which is attached as Appendix 7. The Compliance Officer shall ensure that CCIOM’s Form ADV describes the Code in Schedule F of Part II and offers to provide a copy of the Code to any client or prospective client upon request.
(It is to be noted that any transaction via EBT/Sanne Trust will not require pre-approval unless there is potential for a conflict of interest e.g. investments also held by client funds or investments in CCL.)
Dealing in CCL Shares:
There are certain parameters employees are expected to follow regarding dealing in CCL shares.
CCL shares are like any other shares in that the above pre-clearance rules apply. However, CCL differs from other companies in that employees may come in to contact with potentially price sensitive information, at least to some degree. As a result of that, we have to observe “closed” periods when we cannot deal. Normally these cover a period immediately prior to the announcement of results but could be announced at any time if the board thinks that there is sufficient unpublished and material information not in the public domain.
Nevertheless, because of the risk that the company might be accused of allowing staff to deal on short term considerations, a minimum holding period is imposed on CCL stock of three months before permission will be given for the stock to be sold again. For example, if you were given permission to buy and did so 30 May, then you would not be given permission to sell until after 30 August. If this was within a closed period, you would actually be unable to deal until after the end of the closed period. For the avoidance of doubt, where shares have been purchased on more than one occasion, it is the latest date which will be used to measure the three month period. Similarly, it is not expected that any employee will be given permission to buy shares if they have sold any within the past three months.
Dealing in AIM Listed managed companies:
•	Dealing is restricted by AIM rules in the 2 month period before financial results are announced.
•	At all other times, because the NAV is published monthly and this is price sensitive information, no personal dealing will be approved in the two weeks in each month before the announcement of the monthly NAV; this means that dealing will always be restricted to the 2 weeks following the announcement of the NAV, when permission should be sought in accordance with the usual procedures.
8.	INDUCEMENTS FSC (COB 2.5)
     INFORMATION LINK Conduct of Business
The making or receiving of gifts or entertainment to or from any party the size or importance of which could be held to be an inducement or to influence our or the other party’s judgement in the placing of business or the taking on of Clients is prohibited. If you have any doubts about the propriety of giving or receiving a particular gift or entertainment you should consult the Compliance Officer. A gift register is maintained recording where this process has been undertaken. Staff will be asked at the end of each quarter to notify Compliance if it is the case that an individual has actually received a gift of this nature.
•	As a general rule we should be modest in our entertaining and not give or receive gifts except for souvenirs of small value.
•	We must never allow any broker or counterparty to assist financially in the resolution of any Dealing/Business Error unless the error was clearly their responsibility.
•	We must follow the inducements policy set out below.
•	The Compliance Officer must be notified of any offer, suggestion, arrangement or other matter or proposal put to you by any person whom you feel is or may be an inducement or which may be or may be viewed or construed as an inducement.

•	Inducements/Gifts shall be taken to mean gifts, entertainment and other forms of benefit or potential inducement.
•	Personal gifts and other benefits should only be offered or accepted where they are clearly reasonable in the circumstances.
•	There should be an existing relationship between CCIOM and any person offering or receiving a gift.
•	Notwithstanding the above, all gifts offered by CCIOM employees must be approved by a director.
•	All gifts in excess £100 offered or received by any one person must be recorded on a Gifts Form (see Appendix 4).
•	Any gift received by any single person which is, or appears to be, of a value in excess of £250 must, where possible, be pre-approved by a director. Otherwise, such gifts must be immediately reported to a director.
9.	RECORD KEEPING (COB 8)
•	Note that there are prescriptive record keeping requirements under the FSC’s Codes and Advisers Act Rule 204-2 whereby we must maintain detailed, signed and dated records of such things as organisation charts and employee responsibilities, management accounts, dealing/trading, valuations, reconciliations, correspondence and compliance records. All these details will be suitably filed.
•	The Compliance Officer shall be responsible for the CCIOM record keeping policy and procedures and his approval is required before any files or records, including computer records, are destroyed. As a general rule, all company and client records will be kept for a minimum of 6 years, see Attachment 4 (*Also, in accordance with Rule 204-2 under the Advisers Act)
10.	SECURITY
Visitors
Employees are responsible for their visitors. Under no circumstances should visitors be allowed to enter or use CCIOM’s office unattended. All visitors are expected to sign in and out.
Access to Computer Systems
Strict precautions are necessary to protect the integrity of the company’s computer systems and the information stored. Employees are therefore required to observe strictly any instructions and procedures relating to access to computer systems which may be issued to them. An employee who has been allocated a password which permits access to any of these systems must not divulge that password to another employee nor should an employee use another employee’s password.
Confidential Papers
Always lock away confidential papers at night and take appropriate security precautions when leaving your desk unattended during the day.
11.	E-MAIL POLICY — USAGE
•	Personal e-mails should be kept to a minimum.
•	The content of e-mails should always be appropriate, should not be illegal, obscene, defamatory, sexually or racially offensive or contain confidential material.
•	Copies of incoming and outgoing work related messages should be maintained on disk and archived regularly. As an alternative in certain circumstances, in hard copy form.
•	Staff should be vigilant of unexpected documents because of the risk of viruses. The IT department should be contacted in such cases.
•	Charlemagne reserves the right to monitor employees e-mail to ensure compliance of procedures.

12. DATA PROTECTION
*Privacy Policy and Privacy Notices
We are committed to protecting the confidentiality and security of consumer, customer and form customer information that we collect and will disclose such information only in accordance with Regulation S-P (17 CFR Part 248.30)), or other applicable law or regulation. Under Regulation S-P, we must provide an initial privacy notice to our customers at the time the advisory relationship is established and annually thereafter and provide an initial privacy notice to its “consumers” before it discloses non-public personal information.
Consumers. A “consumer” is an individual who obtains from an adviser financial products that are to be used primarily for personal, family or household purposes, such as one-time investment advice. We must provide an initial privacy notice to its consumers before we disclose the consumer’s non public personal information to a non affiliated third party (other than as necessary to process consumer transactions). We are not required to send a privacy notice to consumers if we disclose non public information about its consumers to third parties only pursuant to certain exceptions. We may satisfy the initial notice requirement by sending a “short form” notice that explains how the consumer may obtain the adviser’s privacy notice.
Customers. A “customer” is a consumer who uses the product or service of the Adviser on an on-going basis (such as receiving continuous investment advice). We must provide an initial privacy notice when CCUK establishes the customer relationship (such as when an investor enters into an advisory contract) and annually thereafter.
The initial and annual privacy notices must contain the following information:
•	categories of non public personal information collected by us;

•	categories of non public personal information disclosed by us;

•	categories of affiliates and non affiliates to whom we disclose the non public personal information;

•	categories of non public personal information about former customers disclosed by us and the categories of affiliates and non affiliates to whom it is disclosed;

•	if non public personal information is disclosed to third parties, an explanation of the right to “opt-out” of such disclosure; and

•	a general description of our policies and practices with respect to protecting the confidentiality and security of non public personal information.
The initial privacy notice will be delivered with Part II of CCIOM’s/CCUK’s Form ADV, the investment advisory agreement for separate accounts or subscription agreement for private investment vehicle investors that is given to customers at the start of the advisory relationship.
A copy of our Privacy Notice (or policy on data, security and integrity) is detailed in Attachment 5. As reflected in our Privacy Notice, we have adopted policies that address the administrative, technical and physical safeguards for the protection of customer records and information. The policies are based upon a risk assessment of internal and external risks to the security, confidentiality and integrity of customer information. We have taken reasonable steps to ensure that our service providers maintain sufficient customer information safeguards. For example, all contracts with service providers require their assurance that they have implemented and will maintain customer information safeguards.
(e)	*Disposal of Client Fund Data
We will take reasonable measures to protect against unauthorized access to or use of client data in connection with its disposal.
(f)	Provisions in Relation to the Processing of Data
•	The employee must have given explicit consent to the data being processed and have been given a description of the use to which it is being put;

•	The prepared form of the data and to whom it is being disclosed should be made available on request. A fee can be charged in order to make this available (up to £10);
•	An employee can make a written request to the employer asking not to process personal data if it is felt it will cause damage or distress. The employer must respond within 21 days that he has complied or given reasons as to why such a request is unjustified; The employee has a right to compensation in relation to inaccurate or unauthorised data which has caused damage distress.
Companies Act (Various)
Employees must be aware that information as to shareholders of any company is confidential information. Any information held on CCIOM’s database must be protected. Security measures i.e the inclusion of (a) password protection, (b) authorised usage, (c) set procedures for export to laptops etc must be adhered to at all times. It is incumbent upon CCIOM to ensure that only authorised users have access to client information, contacts etc.
Client Data
It is likely that from time to time authorised employees may store certain Client Database information. This information must be used strictly for CCIOM or CCL Group business only. All authorised employees must ensure that they are fully aware of the terms and conditions of their employment contract regarding Client Data. If in any doubt the Compliance Officer must be contacted.
13.	ELECTRONIC TRANSACTIONS ACT 2000
     INFORMATION LINK http://www.dms.dpc.vic.gov.au/sb/2000_Act/A00695.html
Whilst this legislation permits the use of scanned documents to be considered as the originals in legal proceedings, this remains untested in court. It is therefore company policy to retain hard copies of any agreements entered into albeit that these copies be retained offsite.
14.	NOTE PAPER, BUSINESS CARDS AND ADVERTISEMENTS
All business letters, business cards, advertisements and any other publication or stationery where the company’s name appears must indicate clearly that the company is “Licensed by the Isle of Man Financial Supervision Commission for Investment and Corporate Service Provider business”.
Any stationery must be proof read by the Compliance Department before printing.
15.	CLIENTS MONEY (CM 1.2)
     INFORMATION LINK Clients’ Money
One of the main purposes of this code and the Regulations is to provide for the protection of clients’ money in the event of the insolvency of the licenceholder, i.e., to ensure that a liquidator is unable to claim clients’ monies as part of the general assets of the licenceholder. Thus, a fundamental requirement is that clients’ money should at all times be held in segregated and properly designated accounts on trust for the investor. The FSC requires bankers to provide confirmation that monies held in such accounts are not subject to any charge or lien, right of set-off, etc.
CCIOM will not accept Client’s money or assets belonging to Clients. If anyone with whom CCIOM has business dealings sends money or any other asset to us, it should be returned with an explanation that CCIOM is not authorised to accept Client’s money. Any such incident should be referred immediately to the Compliance Officer or in his absence a director.
Custody
INFORMATION LINK Clients’ Investments
It is not the Company’s policy to provide, appoint or recommend custodial services for its Clients. Custodians are chosen by the Clients and named in the Client Customer Agreement. The Custodian or its designate holds all Client assets.

* CCIOM must ensure that all such Custodians are Eligible Custodians as defined in the Clients’ Investments Regulatory Code and if CCIOM has or is deemed to have direct or indirect control over client assets, and, accordingly, has custody of client assets, client securities and funds must be held by “qualified custodians” as defined in Rule 206(4)-2, and CCIOM must comply with the other requirements of the rule. (Advisers Act Rule 206(4)-2). Examples of circumstances in which CCIOM will have custody of client assets include (i) if CCIOM calculates its advisory fee, bills the custodian and the custodian automatically deducts fees from client accounts (through arrangements with clients and the qualified custodian), (ii) if CCIOM or an affiliate is a general partner of a limited partnership or managing member of a limited liability company, or holds a comparable position for another type of pooled investment vehicle (each, a “Pool”), and (iii) if CCIOM or an affiliate is a trustee of a trust for the benefit of a client. If personnel of CCIOM inadvertently receive securities or funds from a client, such personnel should advise the Compliance Officer and return the securities or funds to the client promptly, which in any event must be within 3 business days of receipt.
If CCIOM has custody of client assets within the meaning of Advisers Act Rule 206(4)-2, in addition to ensuring that client assets are maintained with a qualified custodian, either CCIOM or the custodian must send quarterly statements to the client identifying all assets and reflecting all transactions in the account during the quarter, including the deduction of fees. There are exceptions from certain reporting provisions of Advisers Act Rule 206(4)-2, if the client is a Pool that provides audited financial statements to its investors that have been prepared in accordance with U.S. generally accepted accounting principles within 120 days after the end of the Pool’s fiscal year. There are other exceptions from the Rule that may apply. The Compliance Officer will be responsible for monitoring client arrangements to determine whether CCIOM has custody of client assets and for compliance with the SEC Rule if necessary.
If CCIOM or an affiliate is a trustee of a trust for the benefit of a client, the person or persons so appointed will notify the Compliance Officer to ensure compliance with applicable rules. (Advisers Act Rule 206(4)-2).
Only persons authorised to trade for a client’s account may do so. The Compliance Officer will monitor client accounts to ensure that only authorised persons trade for client accounts.
16.	CUSTOMER AGREEMENTS (COB 5.1)
     (Also see Sub-section 21 below)
•	It is a requirement of the FSC that a written agreement which sets out the basis on which the Firm’s services are provided should be entered into for each Client. Before we commence business with any Client we must ensure that such an agreement has been provided and that it incorporates the FSC requirements.
•	The Clients of CCIOM are the Funds, not the underlying investors of the Funds. The Funds should be deemed expert in their field. They are non-private Clients fully conversant with the risks involved. The services provided are an investment advisory service and settlement provision.
•	CCIOM either acts as the Investment Manager or Sub-Investment Manager to our Client Funds.
•	It is the Investment Management Agreement and Prospectus which includes the FSC’s requirements concerning the provision of information relating to the service provided to the Fund whether between CCL or CCIOM and the Fund with the sub-Investment Management Agreements between CCL and CCIOM when necessary.
17.	GENERAL MARKETING RESTRICTIONS; USE OF SOLICITORS AND MARKETERS
•	The marketing and financial promotions rules and procedures apply only to persons authorised by CCUK to communicate with potential investors.
•	CCIOM is only permitted to market to an entity which holds an Investment Business Licence as granted under Section 3 of the Investment Business Act (“IBA”) 91-93 or such other class of ‘permitted person’ pursuant to Section 5 of the IBA or to persons whose ordinary business is involved in the acquisition and disposal of property of the same kind as the property or a substantial part of the property to which the scheme relates (the word property is undefined although it has been defined by an officer of the FSC to mean “assets”).
•	All requests for information, whether received by telephone, email or in writing should be referred to CCUK’s Marketing Department.
•	* Before CCIOM enters into any arrangement where it will pay a cash fee, directly or indirectly, to a solicitor or marketing agent for referring new clients to CCIOM, the Compliance Officer must review the arrangement and ensure that it complies with applicable rules. (Advisers Act 206(4)-3). It is the SEC staff’s view that the conditions of Advisers Act Rule 206(4)-3 must be met with respect to solicitation arrangements for investors in a private pooled vehicle.
•	* All solicitation and marketing arrangements with third parties must be in writing and disclosed to clients in CCIOM’s Form ADV or otherwise. In addition, the solicitor must provide a written disclosure statement to potential clients describing the solicitor’s compensation arrangements with CCIOM. An acknowledgment from the client that it has received such disclosure must be maintained by CCIOM. (Advisers Act Rule 206(4)-3).
•	* The Advisers Act regulates the CCIOM’s advertising practices and sets forth a general prohibition preventing CCIOM from, directly or indirectly, publishing, circulating, or distributing any advertisement that contains any untrue statement of a material fact or that is otherwise false or misleading. (Advisers Act Rule 206(4)-1).
•	* An advertisement is defined to include any notice, circular, letter or other written communication addressed to more than one person or any notice or announcement in any publication or by radio or television that offers any analysis, report, or publication regarding securities, any graph, chart, formula or other device for making securities decisions, or any other investment advisory services regarding securities. This broad definition generally encompasses seminar and telephone scripts, any form letter and the written material in booklets used by advisers for presentations to prospective clients. (Advisers Act Rule 206(4)-1(b)).
•	* While all advertisements are to be brought to the attention of the Compliance Officer, special areas of concern in advertisements include: (i) testimonials of any kind; (ii) use of performance information, (iii) selective disclosure of recommendations or portfolio holdings, including past specific recommendations; (iv) the offer of a free service, report or analysis; (v) use of the term “investment counsel”; (vi) reference to any recommendation or approval by the SEC of the Adviser; and (vii) reference to any device, formula, chart or graph that may assist someone in making investment decisions. In addition, except in limited circumstances, all past performance must be presented net of all fees and expenses.
18	ANTI-MONEY LAUNDERING (COB 6.1, SECTION 9 IBA)

http://www.gov.im/fsc/handbooks/guides/aml/?guide=aml
Senior management must take reasonable care to establish and maintain systems and controls for compliance with its regulatory obligations and to counter the risk that it might be used to further financial crime.
•	The officers and employees of CCIOM will be diligent in ensuring that the source of Client’s Funds is known and that we comply in full with the Money Laundering Regulations of the Isle of Man.
•	Since 1996 it has been an offence on the Isle of Man to fail to disclose knowledge or suspicion of drug money laundering. As of 1st July 1998 the Criminal Justice (Money Laundering Offences) Act 1998 extended this. The offence of failing to disclose is now extended to terrorism. The 1998 Act is aimed solely at identifying the laundering of criminal proceeds. The 1998 Act does not make it an offence to fail to disclose on “all crimes” but does make it an offence to assist another to Retain the Benefit of Criminal Conduct. Defences to money laundering offences are provided when a disclosure is made. Further development of the procedures required to ensure money laundering prevention has been encapsulated in the Anti-Money Laundering Code of 1998, the amended code of 99 and New Criminal Justice Act of 2000 and tighter FATF recommendations in the light of the terrorism attack on the World Trade Centre of 11 September 2001.
Action To Be Taken On Suspicion of Money-Laundering

•	The CCIOM Money Laundering Reporting Officer (“MLRO”) is the Compliance Officer and in his absence a fellow director will act on his behalf in conjunction with the Compliance Department. If you have suspicions of money laundering as a result of drug trafficking, terrorism or criminal conduct the Financial Disclosure form (Appendix 6) should be completed and submitted to the MLRO/Compliance Department.
•	If at any time an employee has reason to believe that an investor is being used for or is involved in Money Laundering activities, the procedures outlined below should be followed closely.
•	Under no circumstances should the fact that you suspect money laundering be conveyed to the other party; this could be construed as giving assistance to the suspect — in itself a criminal offence.
•	Complete the conversation in a normal and friendly way.
•	If you are suspicious, report your suspicions immediately to the MLRO and follow the instructions in relation to that person with respect to any further contacts with the suspect. The MLRO will then decide whether to make a report to the Isle of Man Constabulary. He will be responsible for all further action.
Money laundering covers more than the depositing of the proceeds of drug trafficking; it also covers any money or financial asset or financial transaction originating from any criminal activity. Please note that failure to report the suspicion of money laundering will be considered as a breach of the Firms compliance procedures. Staff will note that there is a clause in their employment contract which permits dismissal by the Firm if such a breach is determined.
Awareness of and training of staff
Employees must be made aware of and receive regular training at least once in every 12 month period about their own responsibilities, the identity and role of the MLRO, the law relating to money laundering and the potential consequences for any breach on a continuing basis. This training for example, may consist of external/internal presentations, organised external courses, online training.
Training records should include when anti money laundering training was given, details of training provided and confirmation of training actually being undertaken/received e.g. staff sign-off, certification etc.
Money laundering Reporting Officer
Responsibilities of the MLRO:
•	Receiving internal reports of suspected money laundering from within the firm;

•	Reporting to IOM FCU/NCIS if UK;

•	Obtaining and using national and international findings;
•	Overseeing adequate arrangements within the firm for money laundering awareness and training, and
•	Making annual reports to senior management about money laundering compliance.
It should be noted that aspects of the anti money laundering Rules and regulations place specific responsibilities on individuals, as well as on CCIOM. It is therefore vital that all employees are fully familiar with the detail of our procedures and the application of these to their specific activities. In this regard, you should each have a detailed knowledge of those aspects of the procedures applicable to your area of work.
19.	CUSTOMER IDENTITY CHECKING REQUIREMENTS — KYC (COB 6.1)
Who is Our Client?
•	The Clients’ of CCIOM are the Funds with whom we enter into investment management/ advisory agreements. It is incumbent on us to identify the controllers of these funds i.e directors. CCIOM therefore undertakes to prove the identity of the person both as body corporate and underlying individual directors.

•	All fund directors are identified by obtaining certified copies of their passports, this identity is verified by obtaining a utility bill with the addresses of their main residence. There may be occasions when a utility bill is unavailable at which time an alternative item will be requested as listed in the Anti Money Laundering Guidance Notes. The necessary identification and verification documents will be certified at the time of inspection. Mobile phone bills, healthcare membership statements, TV Licence letter, Club Memberships etc are not suitable for verifying the identity of individuals. The necessary identification and verification documents will be certified at the time of inspection.
•	The identity of the fund is determined by obtaining a certified copy of the Memorandum and Articles of Association and a copy of the Certificate of Incorporation.
•	The beneficial owners of the funds for which we undertake investment advice are the underlying shareholders. CCIOM is reliant in the checks undertaken by the registrar on behalf of the fund in relation to the identity of the investor and also of the adherence of the Financial Action Task Force (“FATF”) principles of the introducer of such business. CCIOM along with any other applicable CCL Group entity has agreed to assist the registrar in this process.
As investors in the Funds are clients of the Funds, the identification requirements are not applicable directly to us. The responsibility of identifying these investors falls with the Registrar. For the purposes of activities undertaken by CCUK, in the case of other Customers, the requirements are as follows:
(a)	Identification of the Client — Segregated Accounts
•	We should not carry out relevant regulated activities for a client unless we have taken reasonable steps to check the client’s identity.
•	No investment agreement will be entered into unless the client is able to provide adequate documented evidence of identity. The Compliance Officer will determine, in accordance with the Rules, what constitutes adequate evidence of his/its identity and his ruling on such matters shall be final.
•	If detailed evidence of identity cannot be obtained, we may consider each potential client relationship on a case-by -case basis in conjunction with the MLRO. Note that where the client appears to be acting on behalf of another, there is an obligation to obtain sufficient evidence of both their identities.
(b)	Exceptions
Evidence of identity requirements do not apply if:
•	The client is a credit institution or financial institution covered by the Money Laundering Directive (i.e. authorised in EU or equivalent countries):
•	The client is introduced by a UK, EU or equivalent credit or financial institution that has confirmed that it has verified the client’s identity.
Go to website for relevant countries: http://www1.oecd.org/fatf/NCCT_en.htm
20.	DISCLOSURES
* Form ADV
CCIOM must complete and maintain an accurate Uniform Application for Investment Adviser Registration (“Form ADV”). Form ADV consists of Parts 1 and II and a series of Schedules. CCIOM has filed Part 1 of its Form ADV (“Part 1”) with the SEC via the Investment Adviser Registration Depository (“IARD”), and maintains a copy of Part II of Form ADV (“Part II”) in CCIOM’s files. (SEC Rule 203-1). CCIOM is responsible for maintaining the accuracy of the information in its Form ADV. CCIOM is required to amend its Form ADV at least annually, within 90 days of its fiscal year end, and more often as required by the instructions to the Form ADV. (Advisers Act Rule 204-1).
* The Brochure Rule

CCIOM is required to furnish to each of its advisory clients and prospective advisory clients (including investors in private investment vehicles), a written disclosure statement (the “Brochure”). This obligation may be satisfied by delivering either (i) a current copy of Part II or (ii) a written document containing at least the information required by Part II. CCIOM has the option of delivering the Brochure to an advisory client or prospective advisory client either (a) not less than forty-eight (48) hours prior to entering into1 any written or oral investment advisory contract with such client or prospective client or (b) at the time of entering into any such contract, if the advisory client has a right to terminate the contract without penalty within five (5) business days after entering into the contract. (Advisers Act Rule 204-3).
CCIOM also is required, on an annual basis and without charge, to deliver or offer in writing to deliver, to each of its advisory clients, an updated and revised Brochure. (SEC Rule 204-3). The timing of the offer or delivery is not, however, dictated by the Advisers Act or by the anniversary dates of each advisory contract. If CCIOM receives a written request for the Brochure from any advisory client, CCIOM must mail or otherwise deliver the Brochure to the requesting advisory client within seven (7) days of the request.
* Disclosure of Financial and Disciplinary Information
CCIOM is obligated to disclose to clients all material facts with respect to (i) a financial condition of CCIOM that is reasonably likely to impair the ability of CCIOM to meet contractual commitments to clients; or (ii) a legal or disciplinary event that is material to an evaluation of CCIOM’s integrity or ability to meet contractual commitments to clients. (Advisers Act Rule 206(4)-4). Each of the foregoing events is referred as a “Disclosure Event”.
Senior management and other employees have an obligation to inform the Compliance Officer of the occurrence of a Disclosure Event or any other event that might require disclosure to clients or disclosure on Form ADV.
If a Disclosure Event or other disclosable event is reported to the Compliance Officer, the Compliance Officer will prepare the necessary disclosure and ensure that it is appropriately disseminated.
* Client Reporting
CCIOM’s policies regarding the periodic statements and/or reports that will be delivered to CCIOM’s clients (including clients that are investors in private investment funds) are set forth in Item 11 of Part II. The Compliance Officer will ensure that these reports are sent to clients in accordance with such policies.
21.	INVESTMENT ADVISORY CONTRACTS
The Compliance Officer must review each advisory contract entered into with clients (“Advisory Contract”). The Compliance Officer must also review the form of Advisory Contract (if any) entered into with pooled investment vehicles managed by CCIOM or its affiliates. CCIOM employees will provide the Compliance Officer with a copy of each new Advisory Contract prior to execution.
* Before an Advisory Contract is executed on behalf of CCIOM, the Compliance Officer will confirm that the contract includes the following provisions and an assignment clause providing that CCIOM may not “assign” the agreement without the client’s consent. (Advisers Act Section 205(a)(2)). Among other things, the Advisory Contract should:
•	set forth CCIOM’s authority (discretionary or non-discretionary) over the client’s account;

•	describe the duties to be performed by CCIOM;

•	identify the client’s investment objective, guidelines and any account restrictions;

1	The term “entering into” in reference to an investment advisory contract is defined in Advisers Act Rule 204-3 to exclude an extension or renewal without material change of any advisory contract that is in effect immediately prior to such extension or renewal.

•	specify CCIOM’s compensation and the manner of payment;

•	include provisions for terminating the contract; and

•	contain the client’s acknowledgement of receipt of Part II unless another written acknowledgement of receipt previously has been signed by the client.
Whenever the client’s investment objectives, guidelines or restrictions or any other term of an Advisory Contract has changed, the Advisory Contract should be amended to reflect the changes.
The Compliance Officer will also confirm that the advisory contract does not contain any of the following terms:
•	Limitation of Liability (“Hedge Clauses”) – An Advisory Contract may not require that the client waive any rights against CCIOM that the client has under the federal securities laws.

•	Termination Penalties – An Advisory Contract may not impose a penalty on the client for terminating the contract or the services of CCIOM.
22.	VALUATION
Client account assets must be valued for all purposes in accordance with CCIOM’s procedures regarding valuation set forth as Attachment 7 (Statement of Procedures for the Valuation of Portfolio Securities ) .If an employee believes that the existing valuation procedures do not provide for an accurate valuation of a particular asset or class of assets in a client’s account, he or she must report this matter immediately to the Compliance Officer.
23.	* INVESTMENT ADVISORY FEES
Investment advisory fees should be accurately described in the Form ADV and documented in each client’s written contract. Any changes to fee arrangements with a client should be in writing.
The bills and invoices of CCIOM to clients should be reviewed to ensure that all advisory fees are properly calculated.
Performance-based compensation is only permitted in accordance with the Advisers Act and the applicable rules. (Advisers Act Section 205; Advisers Act Rule 205-3). All such arrangements must be reviewed by the Compliance Officer.
Special requirements may apply to prepaid advisory fees and such arrangements must be reviewed by the Compliance Officer.
24.	* PROXY VOTING POLICY AND PROCEDURES
If CCIOM exercises voting authority with respect to client securities, CCIOM is required to adopt and implement written policies and procedures that are reasonably designed to ensure that CCIOM votes client securities in a manner consistent with the best interests of such client. (Advisers Act Rule 206(4)-6). The SEC has indicated that a discretionary investment manager is required to exercise voting authority with respect to client securities, even if the investment advisory agreement is silent on this point, unless the client has specifically retained voting authority.
CCIOM’s proxy voting policy and procedures is set forth as Attachment 8 (Proxy Voting Policy and Procedures).
However, with regard to US Global Accolade Funds (Eastern European Fund and Global Emerging Markets Fund), a third party, ISS, are hired to vote any proxies received by the funds, and the voting policy adopted by the funds’ board does not give U.S. Global Investors, Inc. (the adviser) the ability to override ISS’ voting recommendations.
25.	BUSINESS CONTINUITY AND DISASTER RECOVERY PLAN
The Adviser is committed to providing for its business continuity and disaster recovery in light of the occurrence of any natural or unnatural event that might cause a significant business disruption.

CCIOM’s Business Continuity and Disaster Recovery Plan can be obtained from the Compliance Officer.

SECTION 2
INFORMATION LINK Conduct of Business
(RELEVANT TO DEALING AND SETTLEMENT PERSONNEL)
1.	SEPARATION OF DUTIES
Employees authorised to deal on behalf of the funds must not be responsible for the settlement of that deal. This includes processing of the trade electronically as well as instructions to Custodians. To assist in this the order process is designed to have two distinct and separate front office and back office functions. The dealers alone are able to input executed orders, allocations and executions. The information input by them is visible to the Settlement Area but on a strictly “read only” basis.
2.	NEW BUSINESS (COB 2.3)
CCIOM will take all steps to ensure the Client (Fund) is informed of the investments undertaken on its behalf and that there is no misleading misrepresentation. No employee of CCIOM is permitted to approach a prospective Client on behalf of CCIOM or to solicit new business for the firm in any way. Nor is any employee authorised to issue any advertisement or solicitation for business on behalf of CCIOM. Any approach to a new Client will be made by CCUK.
1.	DEALING PROCESS (COB 2)

INFORMATION Compliance\Public\CCUK Manuals\CCUK COMPLIANCE AND OPERATING PROCEDURES.doc
INFORMATION LINK: Compliance\Public\CCIOM Manuals\DEALING PROCEDURES.doc
INFORMATION LINK Compliance\Public\CCIOM Manuals\SETTLEMENT PROCEDURES.doc

(a)	Deal Initiation

(i)	Only portfolio advisers registered with the FSA as Approved Persons or approved as undertaking a “Management Function” by the FSC have any authority to recommend the implementation of an investment decision.

(ii)	Prior to the implementation of any investment decision recommendation by a portfolio adviser, the Settlements Department initiate an automated check within the Orders Database which requires checking by the portfolio adviser to ensure the transaction will not breach any client (or internally imposed) investment restrictions.

(b)	Deal Execution
No order shall be placed or transaction executed unless details within the Orders Database have been completed and checked by the portfolio adviser and approval gained by the Investment Manager.
(i)	Best Execution Rules apply at all time. (Also see Sub-section 11 below)

(ii)	Any relevant dealing instructions or limitations, such as a price limit, must be recorded within the Orders Database.

(iii)	After execution, all remaining fields within the Orders Database must be completed.

(c)	Deal Allocation

(i)	Excepting in the case of (ii) below, all actual allocations must be made on the exact same basis as the intended allocation recorded initially.

(ii)	Any completed orders (e.g. illiquid stock) where the amount of stock received is too small to be allocated pro rata will be allocated on a demonstrably fair basis and the trader must record the basis of the allocation within the Orders Database as per written procedures.

(d)	Investment Restrictions
(i)	When buying up to the investment restriction limit, portfolio advisers can recommend up to within 20 basis points of the restriction but no further for given restrictions e.g. up to 19.8% for 20% and for the 5/40 rule take the sum of securities above 5% to 39.8%.

•	Funds generally do not invest in any other Group managed funds unless this is permitted by the relevant funds investment objectives and restrictions. If so permitted,

all reasonable steps must be made to ensure that there is no double charging of management fees. Initial charges of the underlying fund must be waived. With the express approval of the independent directors of the relevant fund(s), a structuring fee may be levied.

•	All transactions must be undertaken in accordance with the applicable investment objectives and restrictions. The management must comply with any other limitations set out in the investment management agreement or, if relevant, which is contained in the relevant explanatory memorandum (prospectus) and company Memorandum and Articles of Association.

•	If a potential investment restriction breach is detected prior to the trade, under no circumstances must the trade be executed but neither should the order be cancelled or altered without the express recommendation of a portfolio adviser. The portfolio adviser must be contacted who in turn will send recommendation of actions to be taken.

•	If anyone becomes aware of any breach of the provisions of the above it must be reported immediately to the Compliance Officer.

•	A file note of the breach, the proposed resolution and details of the resolution as actually implemented must be recorded in the Breaches Register.

•	If a fund investment restriction is breached on no account must a course of action finally be determined by any person other than the Managing Director of CCIOM/Compliance Officer in conjunction with the relevant portfolio adviser. If none of these are available a decision can not be made until one of them is contactable. It is important that the monitoring of investment restrictions and the time limit for corrections is demonstrated. In the case of a passive breach, unless a good reason can be established, the manager must sell down within three months. After three months, the passive breach will be come an active breach. Any bona fide breach should be rectified immediately.

•	If a fund is selling to another fund also managed by the Group then evidence of a fair price for both parties should be proven. This is ensured by obtaining independent valuation and documenting this as well as referring to independent directors for their approval relating to the acceptability of the trade.
4.	PROPRIETARY TRANSACTIONS (COB 2)

•	Transactions in respect of the Company’s proprietary account, namely Charlemagne Capital (Investments) Limited (“Proprietary Transactions”) may only be carried out following the express authorisation in writing of CCIOM’s Managing Director. Investment by the company or any of its affiliates in Group Funds, whether by way of subscription on the launch of a new fund or by purchase or CCIOM’s Managing Director may, only approve sale through a market maker, on a case-by-case basis. All proprietary transactions are subject to the investment guidelines determined by the Directors.

•	Proprietary Transactions may be carried out in respect of any securities which are (or will be) held by any of the funds, subject in all cases to transactions in respect of the funds taking priority. The overriding principle is to ensure that the funds are treated fairly in the circumstances appropriate to the relevant stock and the relevant market. In particular, if orders for the funds and Proprietary Transactions are filled by near simultaneous orders, the fund’s transactions must take priority and, if the orders are filled at different prices, the better prices should be allocated to the funds. Priority of allocation shall always be given to the funds when the near simultaneous orders are not completed in full.

•	Proprietary Transactions may not be carried out ahead of any transactions to be carried out in respect of the funds. Where the Company or any of its affiliates and a fund has co-invested in the same stock, the Company or its affiliate will only dispose of its proprietary holdings following, or together with, the fund disposing of its holdings, unless the relevant Portfolio Adviser has determined not to sell the relevant stock at the same time.

•	* Under Advisers Act Section 206(3), CCIOM (or any of its affiliates) may not, directly or indirectly, (i) while acting as principal for its own account, knowingly sell any security to, or purchase any security from, an advisory client or (ii) while acting as broker for a person other than such client, knowingly effect any sale or purchase of any security for the account of an advisory client without, in each case, disclosing to such client in writing, prior to the completion of such transaction, the capacity in which CCIOM is acting, and obtaining the consent of the advisory client to the transaction. Blanket consents (prior consent obtained to cover a category of transactions) are not sufficient for this purpose.
Front Running (COB 2.10)
•	CCIOM should not enter into an investment transaction ahead of a client, if that client ought to have priority.

•	The fund should at no time be put at a disadvantage to own account or balance sheet orders. There may be times the purchase of a stock is of advantage to both parties indeed the combined order may obtain a better price. This is acceptable if the advantage to the client can be proved. Portfolio Advisers should make written comment concerning the benefit in this case.

5.	INSIDER DEALING
Isle of Man legislation is covered by the Insider Dealing Act 1998 of which employees must make themselves familiar with. Please click on hyperlink to view the document: Compliance\Public\ACTS\Insider Dealing Act 1998.pdf. Should you have any problems opening this document please ask for a hard copy from the Compliance Officer.
* CCIOM is also subject to Section 204A of the Advisers Act. Section 204A requires an investment adviser to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by the adviser or any person associated with the adviser. The policies and procedures must include procedures designed to detect and prevent mutual fund portfolio managers from using material, non-public information about fund portfolios (e.g., portfolio holdings and valuations) to trade fund shares and to prevent the distribution of confidential portfolio holdings information.
1.	If you are in any doubt whether a particular transaction would be prohibited, you should consult the Compliance Officer.

2.	You should not agree to become an insider or be given information which is required to be published or would routinely be published and is not yet published [‘not yet published information’] in relation to the securities of any firm without the prior approval of the Compliance Officer or the Group’s Chief Operating Officer.

3.	You should be aware that you may be made an insider at company or broker meetings or in conversations with the same and if it is the case that you do not wish to be restricted from dealing in the relevant shares, you should make the other party aware that you do not want to be given inside information.

4.	If you do become an insider it would be expected that the broker or company request you sign a non disclosure agreement/confidentiality agreement, on doing so please provide to Compliance.

5.	No employee may deal, either for a client or a personal account, in any security about which we have inside information. The security will be added to the list of restricted securities.

6.	No employee may reveal any inside information held by CCIOM or CCUK to any third party unless it is proper and necessary to do so.

7.	If you believe that you may be made an insider or be given not yet published information at firm or broker meetings or in conversations with the same, you should make the other party aware that you do not want to be given the information.

8.	You may not deal, either for a client, yourself or a family member in any investment about which we have inside information or not yet published information.

9.	You may not reveal any inside information or not yet published information held by us to any third party unless it is proper and necessary to do so.

10.	As a portfolio adviser you must not recommend trades on the market or make statements for the purpose of manipulating or misleading the market.

11.	If you have any suspicions of parties acting committing market abuse, you must report this immediately to the Compliance Officer. See below for further information.

*Initial and Annual Certifications
Upon commencing employment and annually thereafter, each employee must certify that he/she has read and understands our insider trading policies and procedures.
Employees should be aware that any contravention of the Insider Dealing legislation may result in summary dismissal without notice or compensation.
6.	FAIRNESS AND RESEARCH ANALYSIS (COB 2.13)
CCIOM should not deal for:-
•	itself or a connected client ahead of the distribution of its own or its associates research or analysis and with advance knowledge of anything that might possibly be price sensitive in it; or

•	distribute research or analysis containing recommendations from which CCIOM expects to benefit is disclosed; or

•	otherwise behave unfairly in the way in which it acts upon its research or analysis.

7.	SOFT COMMISSION
NB: THE GROUP DOES NOT PRESENTLY UNDERTAKE ANY SOFT COMMISSIONING PROCESSES.
Determination of What Goods and Services can be paid for With Dealing Commission
Should we ever take the decision to undertake soft commissioning processes the following will apply:
It needs to be determined if any goods and services that are obtained under any soft commission arrangements or bundled brokerage are now excluded given the rule changes. To achieve this, we need to be certain that we have fully documented the goods and services that we receive under any soft commission arrangements. For any bundled brokerage, we need to obtain confirmation as to what goods and services are provided. For each good and service currently paid for from commission when dealing in shares and linked investments, we need to allocate each under the heading of either ‘execution’ or ‘research’.
To demonstrate that we have given considered our obligations, it would be prudent to document why we believe that the goods and services we intend to pay for out of commission are allowable under the FSA rules to which CCUK must abide by. Board approval would add weight to this process.
* Section 28(e) of the U.S. Securities Exchange Act of 1934 (“Exchange Act”) provides a safe harbour to an adviser exercising investment discretion over an account, which insulates the adviser from state and federal breach of fiduciary duty claims solely because the adviser causes client account to “pay up” – pay more than the lowest available commission for executing a securities trade in return for research or brokerage services and products. The adviser may “pay up” through its soft dollar arrangements or directed brokerage arrangements.
We are required to (i) adopt procedures to ensure that such arrangements comply with our fiduciary duties and applicable regulatory requirements and (ii) disclose the existence of the arrangements and our procedures for ensuring compliance with our fiduciary duties and regulatory requirements.
Disclosure
Prior Disclosure
In order to produce a generic prior disclosure statement we would need to:

(i)	Prepare a statement of the goods and services you obtain in the execution and the research components of the commission charge, together with details of the providers, and why we need to purchase these goods and services; and

(ii)	Decide if details of how we manage transaction costs should be included and if so, prepare a policy statement; and
Periodic Disclosure
In order to produce the fund specific periodic disclosure we would need to:
i.	Determine the commission split between execution and research for each counterparty;

ii.	Check that our current commission data capture process provides the fund specific information on commissions paid and if not, rectify this; and

iii.	Determine the details from the Level Two Pension Fund Disclosure Code that should be included if we have client funds classified as ‘private customers’; (we do not) and

iv.	Decide on a standard issue date or dates for the periodic disclosure. Note that we cannot provide fund specific information until we have provided a fund with a copy of our prior disclosure statement.
The FSA’s Guidance on the Scope of ‘Execution’ and Research
Execution:
The rules define ‘execution’ as consisting of services provided by a broker or other execution venue that meet two criteria:
i.	they are demonstrably linked to the arranging and conclusion of a specific transaction (or series of related transactions); and

ii.	they arise between the point at which the investment manager makes an investment decision and the point at which the transaction is concluded.
The FSA has provided the following examples of what do not come within the definition of ‘execution’:
•	Raw data feeds i.e. price feeds or historical price data that have not been analysed or manipulated to reach meaningful conclusions

•	Post trade analytics, such as software used to analyse execution quality

•	Services relating to the valuation or performance measurement of portfolios

•	Computer hardware

•	Dedicated telephone lines

•	Seminar fees

•	Subscriptions for publications

•	Travel, accommodation or entertainment costs

•	Office administrative computer software, such as word processing or accounting programmes

•	Membership fees to professional associations

•	Purchase or rental of standard office equipment or ancillary facilities

•	Employees’ salaries

•	Direct money payments

•	Publicly available information

•	Custody services relating to investments for clients other than those incidental to the execution of trades
Research
The rules clarify that the term ‘research services’ for the purposes of these rules is not the same as the definition of ‘investment research’ in the Glossary, although there is a certain degree of overlap. The rules do not specify in what form research needs to be given, as long as it meets the following criteria:

•	it represents original thought;

•	it does not merely state what is commonplace or self-evident; and

•	it involves analysis or manipulation of data to reach meaningful conclusions.
8.	CONFLICTS OF INTEREST (COB 2.14) and *Advisers Act Section 206)
Where the Company has a material interest, not previously disclosed, in a transaction to be effected for a Client, or a relationship which gives rise to a conflict of interest in relation to such a transaction, the Portfolio Adviser must not knowingly advise on or deal in or exercise discretion, in relation to that transaction unless reasonable steps have been taken to ensure that such conflict situation is disclosed to the Client and that the Client is treated fairly. Where a Portfolio Adviser becomes aware of any material interest which conflicts with his duty to the Client he should notify the Compliance Officer. CCIOM must at no time place its interests above those of its Client’s. A firm may manage a conflict of interest by one or more of the following steps:
•	disclosure of an interest to a Customer;

•	relying on a policy of independence;

•	chinese walls, or

•	declining to act for a Customer.
If a firm relies on a policy of independence, that policy should;
•	require employees to disregard any material interest or conflict of interest when dealing for Customers, and

•	be recorded in writing by the firm and made known to relevant employees.

Conflicts of interest are situations where:

•	We are likely to make a financial gain, or avoid a financial loss, at the expense of a client fund;

•	We have an interest distinct from the client funds, in the outcome of a transaction undertaken on clients’ behalf;

•	We have a financial interest or other incentive in favouring one client fund over another;

•	We carry on the same business as the client fund; or

•	We receive a payment or other form of inducement from someone other than the client fund other than a contractually agreed commission or standard fee.
The arrangements to manage potential conflicts of interest include:
•	Chinese walls;

•	Segregation of functions;

•	Independent supervision;

•	Removal of direct remuneration incentives;

•	Avoiding inappropriate influence being brought to bear in the way clients are treated;

•	Operation of dual controls; and

•	Policies in relation to employees personal interests in investments i.e. PA Dealing Rules.
We have developed a written conflicts of interest policy, as detailed within Attachment 2 (Conflicts of Interest Policy).
Where we choose to use Chinese walls to withhold or not use information held by one part of the business, these arrangements must be documented and independently monitored to maintain evidence of their effectiveness.
These arrangements may be a proper control and defence against the risk of market abuse if appropriately controlled. Where we are involved in offerings of securities to the market place alongside managing client fund assets we should agree with the client funds in writing how potential conflicts in allocation of transaction between ourselves and between different types of client funds will be handled.

Side Letters
Side letters are agreements that provide for special arrangements between the client fund(s) and client investors of the fund which contain provisions additional to those in the standard offering documents issued to investors in general. Side letters present possible conflicts with respect to an investment manager’s fiduciary duty to its investors.
The main conflict of interest with side letters is the potential for one or more investors to be advantaged over other investors by terms within their side letters. For example, the preferential early exit of one investor may reduce the portfolio liquidity, which might make withdrawals unavailable to other investors. Subsequently it may be the case that other investors are actually disadvantaged. Consideration should be given to whether the nature and scope of the provisions are consistent with treating all investors fairly.
We are required to disclose the existence of side letters which contain ‘material terms’, and the nature of such terms, where the firm is a party to the side letter. We are not required to disclose the existence of side letters which contain no material terms. Our Form ADV will disclose that the funds that we manage we may enter into side letters with certain investors in the fund. Such disclosure will include a description of the conflicts of interest resulting from side letter arrangements.
A material term is defined in the AIMA guidance as:
“Any term the effect of which might reasonably be expected to be to provide an investor with more favourable treatment than other holders of the same class of share or interest which enhances that investor’s ability either (i) to redeem shares or interests of that class or (ii) to make a determination as to whether to redeem shares or interests of that class, and which in either case might, therefore, reasonably be expected to put holder of shares or interests of that class who are in the same position at a material disadvantage in connection with the existence of their redemption rights”.
Examples of material terms would include preferential redemption rights, ‘key man’ provisions, redemption ‘gate’ waivers and portfolio transparency rights.
Disclosure should be made to existing and prospective investors. If required, we will disclose all side letters and side letter arrangements through regular investor reports and newsletters addressed to all investors and registered shareholders. Compliance will ensure that all new side letters do not conflict with the prior arrangements, including the fund’s organisational documents, offering documents and previous side letters. Side letters should be approved by the Group’s Chief Operating Officer with all disclosures logged.
9.	CHURNING (COB 2.7)
There must be no discretionary transactions undertaken for any Customer, if the dealing would not be regarded to be in the Customer’s best interests, both when viewed in isolation and when viewed in the context of earlier transactions. A firm should not enter into transactions for a Customer with unnecessary frequency.
10.	CUSTOMER ORDER PRIORITY
A firm must execute Customer orders and own account orders fairly and in due turn.
11.	BEST EXECUTION
When we provide portfolio management or advisory services, we should act in accordance with the best interests of our client funds when placing orders with intermediaries (such as brokers) for execution of deals on behalf of our client funds. If our services are limited to reception and transmission of orders to intermediaries we are required to act in accordance with the best interests of our client funds when transmitting orders for execution. Where instead we execute orders directly with the market we must take all reasonable steps to obtain the best possible result for client funds.

Together these are our Best Execution obligations that will apply in different ways depending on how we trade.
* The SEC believes that an investment adviser owes a fiduciary duty to its clients to obtain best execution of their transactions. An adviser generally must execute securities transactions for clients in such a manner that the client’s total cost or proceeds in each transaction is the most favourable under the circumstances. In seeking best execution, the SEC believes an adviser should consider the full range of a broker’s services, including the value of research provided and execution capability, commission rate, financial responsibility and responsiveness.
Best Execution applies to all financial instrument types, but the execution factors should be applied as appropriate to different instruments depending on the relative importance of the factors. e.g. OTC financial instruments have unique contractual relationships tailored to the circumstances of our client funds and so may not be comparable for best execution purposes with transactions involving traded securities. The principal factors are:
•	Price

•	Costs

•	Speed

•	Liquidity

•	Settlement

•	Client Objectives

•	Order size / nature

•	Venue
When executing an order on behalf of a client fund, we take into account the relative importance of the execution factors against the characteristics of the order; relevant financial instruments, and the execution venues or intermediaries to which that order can be directed.
To meet our Best Execution obligations we have put in place a policy, as detailed within Attachment 6 (Best Execution Policy) that takes into account relevance and importance of the execution factors to our investment services. We evaluate the execution arrangements of any intermediaries we use and monitor the effectiveness of the policy and, in particular, the execution quality of our intermediaries. We review annually (or as a result of significant changes in our arrangements or within markets) our execution policy and order execution arrangements. We must demonstrate to client funds, at their request, that we have executed orders in accordance with our execution policy.
12.	TIMELY EXECUTION (COB 3.2)
Once a decision has been made to effect a transaction for a Customer, the transaction must be effected as soon as reasonably practicable. Where there is any undue delay in placing an order, the reason for the delay must be documented. Traders should ensure they act promptly in accordance with instructions. If discretion has been given as to timing, this should be used in an alert and sensible way.
13.	AGGREGATION AND ALLOCATION (COB 2.11, 3.3)
We have in place a written policy on the allocation of aggregated client fund orders which is consistently applied. The policy includes how the volume and price of orders determines allocations, the definition of “prompt allocation” and the treatment of partial executions. We will not carry out an order or a transaction for own account in aggregation with another client fund order unless the aggregation of orders and transactions will not disadvantage any client fund (or such potential disadvantage has been disclosed to each client fund. Where an aggregated client fund order is partially executed, the fund is allocated in priority to ourselves, unless due to the combination it has resulted in advantageous terms. We have strict policies to prevent inappropriate reallocation.
The firm must have in place a written policy on allocation that is consistently applied.

•	In relation to purchasing a security across a number of client funds allocation must be calculated according to the order size (pro-rata). However, should the trade value fall below US$50,000, with the exception of those clients listed below (smaller client funds) whereby trade value falling below US$20,000 would apply, then the stock would not be allocated to that particular fund. The amount outstanding would be allocated either pro rata amongst other funds, or allocated to one fund only using the random allocation system:
(As at 17.1.08 CC LATAM CCRF/CCRVF/NOM GEM/OFI/TOWER/MAGCHN)

•	Where orders have been aggregated they must be promptly allocated. To allocate promptly, the allocation should be completed at time of execution.

•	All transactions in a series of transactions, all of which are executed within the one business day, may be treated as having been executed at the time of the last transaction, so long as a record of the time that each individual transaction was executed is made.

•	An allocation of an aggregated order may be revised if an error in either the intended or actual allocation is discovered and a record of the reason for re-allocation is made within one business day of the error being discovered.
The firm must have in place a written policy on allocation that is consistently applied, these procedures will be found in CCIOM’s Dealing Procedures. These policies must be disclosed in CCIOM’s Form ADV.
14.	NON-MARKET PRICE TRANSACTIONS
A firm must not enter into a non-market price transaction for a Customer, unless it has taken reasonable steps to ensure that the Customer is not entering into the transaction for an improper purpose. This does not apply to a non-market price transaction if it is subject to the rules of a recognised investment exchange.
A non-market price transaction is a transaction where:
1.	the dealing rate or price paid by the firm or its client differs from the prevailing market rate or price to a material extent, or

2.	the firm or its client otherwise gives more or less value than it receives in return.
Certain transactions undertaken at non-market rates or prices are not non-market price transactions. Examples are:
Certain circumstances may result in a transaction being undertaken at a price other than the market price, which are not non-market price transactions. Examples are:
•	the transaction is not for a marketable amount;

•	an order has been carried out over a period of time;

•	a transaction is executed outside normal market hours;

•	a transaction is executed in illiquid markets, and

•	a transaction has a non-standard settlement period.
The question of whether a transaction is a non-market price transaction is to be judged as at the time it is affected and not with hindsight.
Examples of improper purposes for transactions include:
•	the perpetration of a fraud;

•	the disguising or concealment of the nature of a transaction or of profits, losses or cash flows;

•	transactions, which amount to market abuse;

•	vulnerable transactions under the Insolvency Act 1986, and

•	“window dressing”, in particular around the year end, to disguise the true position of the person concerned.

It is a requirement that we must have a procedure in place to be implemented before committing to a non-market price transaction, this being that the Portfolio Adviser will always give a rationale within the recommendation to the Trader in support of the purchasing or selling of a security which is priced at either 5% greater or less than the bid offer spread.
15.	TRANSACTION RECORD KEEPING (COB 8) (and *Advisers Act Rule 204-2)
There must be full transparency of all trades and the existence of a full, uninterrupted audit trail. The audit trail provides the necessary information to enable scrutiny of transactions. A clear and comprehensive audit trail is therefore essential.
The audit trail has the following major components:
•	The name of the Portfolio Adviser recommending the deal

•	The name of the person executing the deal

•	The time of the decision to deal;

•	The intended basis of allocation;

•	The time the order was first placed in the market;

•	The time of execution;

•	The actual basis of allocation;

•	The time of allocation (booking); and

•	The times and details of any amendments or cancellation.
16.	RESOLUTION OF BUSINESS/DEALING ERRORS
When an error is made in respect of a client, CCIOM or CCUK (“Charlemagne”) acting either as Investment Manager, Sub-Investment Manager or Sub-Advisor will use its reasonable endeavours to break or otherwise correct the trade in accordance with the following principles.
Error Correction Procedure:
When an error is discovered which may be attributable to Charlemagne it shall be dealt with in accordance with the following principles:
•	Upon discovery, errors are to be reported immediately to the Compliance Officer and Anderson Whamond. After a thorough investigation of the facts surrounding the circumstances leading to the error, they will determine any remedial action that is required to be taken.

•	Trading errors (other than a trade misallocation) discovered on the trade date or thereafter will normally be broken where possible. Where a trade misallocation is discovered, it will normally be resolved by a reallocation amongst client funds to rectify the position.

•	After a complete investigation and evaluation of the circumstances surrounding an error, the Compliance Officer and Anderson Whamond have discretion to resolve a particular error in a manner other than specified as in these procedures. Errors resolution should be dealt with on a case-by-case basis. In any event, an explanatory note (Dealing/Business Error Form, Appendix 5) will be prepared and submitted to the Compliance Officer.

•	Charlemagne has undertaken due diligence to establish market practice in terms of a compensation policy. In light of this due diligence Charlemagne intends to adopt the following compensation policy. In the cases of all errors where any loss to a client is 0.5% or less of NAV, it is unlikely that the client will voluntarily be offered any compensation unless Charlemagne believes that any member of its staff has acted wilfully to cause loss to the client.

•	In circumstances where it is believed that a claim is likely to be made at some point in the future against Charlemagne, then Charlemagne will endeavour to inform the group’s insurers on the day the error is discovered.

NB: The importance of ensuring a full audit trail for all transactions is essential. Careful consideration of each stage of the audit trail should go a long way towards ensuring that your transactions stand up to the closest scrutiny. Always ensure that for any transaction anomaly, whether delay of execution, deal amendment, change in allocation or any other matter not immediately obvious and demonstrable, explanatory details are recorded on the deal instruction form.
17.	DISCLOSURE OF DEALINGS AND HOLDINGS (Also see Sub-section 23 below)
In order to meet global disclosure requirements with regard to ownership in companies held by client funds, the Compliance Department reviews a daily report which highlights stock holdings (held jointly by client funds) greater than 2%. This is the trigger for any company/stock exchange/regulatory authority reporting to be made e.g. UK at 3%, India at 5%, Turkey at 5% etc. Additionally, the daily report is continually monitored to ensure that ongoing reporting requirements are met once threshold limits are exceeded.
18.	NEW COUNTERPARTIES
Before any employee of the company deals with a new counterparty, whether on behalf of a client (“fund”), the following steps must be observed.
On determining that a counterparty should be used the officer/employee should email the counterparty’s contact point and address to the Compliance Officer.
The Compliance Department will submit a “Due Diligence Questionnaire” to the counterparty as well as request a copy of their Audited Accounts and a copy of their Terms and Conditions of business. Because of the nature of the market the Compliance Officer may authorise the use of a counterparty prior to receipt of this information, at his discretion. However, the Compliance Officer should obtain as much information about a counterparty as he can from the dealers and Portfolio Advisers. The Compliance Officer is permitted at any time to prevent use of a counterparty if he feels CCIOM is at risk in doing so.
The above details concerning a counterparty should be held in an individual counterparty information file, together with any other information relevant to the counterparty risk to CCIOM. This will be reviewed regularly.
19.	COUNTERPARTY RISK
When CCIOM is placing orders on behalf of a Client it is important that we are aware of the financial standing and integrity of the broker or counterparty through whom we are transacting the business. This is particularly important for us in view of the undeveloped nature of many of the markets we operate in. We will, unless our agreement with the Client directs otherwise, enter into transactions with counterparties in such cases as may be usual for the market or size of transaction concerned, notwithstanding that the compensation arrangements available in the event of default of such counterparty may be less favourable than those obtained in other markets or for other sizes of transactions, or that there may be no such arrangements. If we are obliged to provide “Best Execution” for a Client, however, the compensation arrangement may need to be taken into account when selecting counterparties or markets and in making such choices we must in any event ensure that we employ all reasonable care and skill.
It is one of our main responsibilities to minimise the risk for Clients. The nature of the markets we deal in imposes a higher degree of risk than is the case in developed markets. It is most important therefore that all employees who are in contact with brokers, dealers, banks and other agents with whom CCIOM or any other relevant CCL Group entity may deal use particular care in choosing counterparties with a view to minimising our Clients’ risk. There is no insurance cover available for risks of this nature and in line with the practice of other investment managers we do not accept the risk of counterparty default. In certain circumstances, however, and where the Client requests us to take such action, we would pursue appropriate legal remedies on behalf of the Client.

No trading is to be undertaken with any broker not included within CCIOM’s Approved Broker List. Approval must be obtained from Compliance who will undertake the relevant due diligence checks upon request to use a new broker.
20.	FOREIGN MARKETS
The majority of the CCL Group’s business will be executed in foreign markets. Employees should be familiar not only with the relevant UK/IOM law alluded to above but also with the dealing regulations and practice of any market in which CCIOM or relevant CCL Group entity is active. CCIOM will conduct itself in accordance with these rules.
There is a paucity of published information in many undeveloped markets. That and their illiquidity can make them more prone to manipulation than developed markets. This makes it particularly important that all CCIOM’s or CCUK’s investment recommendations and decisions are founded on diligent research. It is important that any employee acting in an analytical capacity maintains full records of the research leading up to a decision or recommendation. It is on that research alone that our judgements can be based.
21.	MONITORING OF FAILING TRADES
Arrangements are made with all Custodians to receive on a daily basis information regarding failed trades. This should provide information of what trades are failing and why.
Upon receipt of this information, any counterparties involved must be contacted, and the problem investigated. All failing trades should be reviewed on a daily basis and a copy of the information should be entered in the daily O/S Trade Report which is made available to Portfolio Advisers and the Compliance Department.
If the trade remains unsettled beyond a week, the custodian should be chased/liaised with until the issue is resolved. If it is the case that the trade has still not settled after 30 days the Compliance Officer must be informed as to action taken to resolve.
22.	CORPORATE ACTIONS
Custodians provide regular information of any Corporate Actions including Dividends, Capital Changes etc. All information regarding any Corporate Actions must be retained on file. Portfolio Advisers should be informed of any Corporate Actions as soon as the information is available, even if it is unconfirmed.
23.	Reporting to the SEC
Based on our beneficial ownership of securities, we may be required to make certain filings with the SEC.
1.	Schedule 13D/G
If, at the end of any calendar year, we are the beneficial owner of 5% or more of any class of U.S. registered equity securities of any issuer, we must file a Schedule 13G with the SEC and send a copy of the Schedule 13G to the issuer and the principal exchange on which the securities are traded. For purposes of this requirement, we will be deemed to be a “beneficial owner” of securities when we, directly or indirectly, have or share voting or investment power, including the power to vote or dispose or to direct the voting disposition of the securities. If a Schedule 13G is required to be filed, it must be filed within 45 days of the calendar year-end. More frequent reporting will be required if we are the beneficial owner of 10% or more of any class of equity securities of any one issuer, and in such circumstances, the requirements of Section 16 of the Exchange Act may apply.
We may become ineligible to file on the short-form Schedule 13G – and, instead, be required to file the more detailed Schedule 13D – under certain circumstances, including when our securities holdings are held for the purpose of changing or influencing control over the issuer of the securities.
For reporting purposes, on a monthly basis, the Compliance Officer will identify our securities holdings in excess of 5% and 10% beneficial ownership limitations.
2.	Form 13F
If we exercise investment discretion with respect to accounts holding in the aggregate more than $100 million of exchange-traded or NASDAQ-quoted equity securities on the last trading day of any calendar month of any calendar year, we must file a Form 13F with the SEC:
•	within 45 days after the last day of such calendar year; and

•	within 45 days after the last day of each of the first three calendar quarters of the subsequent calendar year.
For reporting purposes, on a quarterly basis, the Compliance Officer will identify our equity holdings.
24.	OTHER APPLICABLE POLICIES AND PROCEDURES

As noted above, we act as sub-adviser for investment companies registered under the Investment Company Act of 1940 (“Registered Funds”). In connection with providing advisory services to the Registered Funds, we are subject to the compliance policies and procedures of the Registered Funds to the extent such policies govern the services we provide to the Funds. For example, we are subject to the Registered Funds’ policies concerning the use of its affiliated broker-dealers (e.g., Rule 17e-1 policies). We are required to make ourselves familiar with these documents and changes to these documents provided thereafter.

SECTION 3
Appendix 1
RULE BREACH FORM

Date breach occurred:

Date breach identified:

Nature of breach (including details of how the breach was identified):

Action taken to rectify the breach:

Action taken to avoid recurrence of the breach:

I confirm that all relevant details of the breach are recorded herein, that the breach has been rectified and that, to the best of my knowledge all reasonable steps have been taken to prevent recurrence of the breach.

Signed:

Date:

Reviewed by Compliance:

Appendix 2
PA DEALING DECLARATION
I agree that:
(Name of stockbroker/s)

1.

2.

3.

4.

5.

will forward a copy of the confirmation of each transaction undertaken by me or a connected party to the Compliance Officer of Charlemagne Capital (IOM) Limited/Charlemagne Capital (UK) Limited.
I also permit the Compliance Officer to reconcile her/his records of transactions with those of the stockbroker when necessary.
I have submitted a record of relevant personal holdings as required to the Compliance Officer.
If it is the case that I presently undertake no personal account dealing, should I ever do so, I will inform the compliance function and agree to the above.

Signed:

Print name:

Date:

Appendix 3
PA DEALING APPROVAL FORM

To:	Compliance

From:

Date and Time:
Permission is requested for the following personal account transaction(s):

Dealing	Stock /	Purchase /	Approx Cash	Quantity	Counterparty
Date	Instrument	Sale	Consideration

I confirm that I know of no reason why the above transactions should conflict with any duty owed to any client or with the best interests of any client (please provide confirmation from relevant portfolio adviser if potential or existing client investment).

I confirm that I have considered carefully whether any information I have as to any of the above securities might be considered to be price sensitive information and I am confident that the above transaction(s) would not breach any of the provisions of the FSA’s market abuse regime or insider dealing laws in the UK or any other country.

Signed:

Approval has been granted and is valid for 24 hours (unless otherwise specified below) from approval. Any changes to this request will need to be re-approved.

Approved by:

Date:

Appendix 4
RECORD OF GIFTS AND BENEFITS (“GIFTS”)

Is the gift being offered or received?

Name of employee offering or receiving the gift:

Gift offered to/received from (name of counterparty/client etc):

Nature of gift:

Reason for gift:

Approximate value:

Any other relevant information:

Signature:

Date:

Appendix 5
DEALING/BUSINESS ERROR FORM

Date error occurred:

Date error identified:

Nature of error (including any details of clients involved and any profit/loss)

Action taken to rectify error including details of any additional procedures implemented to mitigate a future occurrence of this nature.

Signed:

Date:

Reviewed/Received by Compliance:

Appendix 6
+++ ISLE OF MAN FINANCIAL CRIME UNIT DISCLOSURE Completed forms should be returned to: The Isle of Man Constabulary Financial Crime Unit, PO Box 51, Douglas, ISLE OF MAN IM99 2TD Telephone: 686000 Facsimile: 686039 E-mail: fcu@gov.im DISCLOSING PARTY Your Ref No: Date of Disclosure: Subject of this Disclosure: State the name only of the lead company or individual(s) to whom the report refers. Full details will be given later Full Legal Name of Disclosing Party: Sort Code (if applicable): Full Postal Address (for return correspondence): Point of contact for this disclosure: Main Telephone Number: Direct Dial Number: Fax Number: E-mail address: Have you made a previous disclosure on this person or entity? YES / NO If YES, please quote our previous reference number: (Top right hand corner of our acknowledgement letter) FORM D-1, DISCLOSURE COVER SHEET

ISLE OF MAN FINANCIAL CRIME UNIT Your Ref No: DISCLOSURE FORM D — 2 SUPPORTING INFORMATION (Please tick, circle or otherwise highlight the appropriate number) Disclosure made under: 1. Drug Trafficking Act 1996 (Drugs) 2. Criminal Justice Act, 1990, as amended (All Crimes) 3. Anti-Terrorism and Crime Act 2003 Please specify your main type of business: (N.B. Numbers 8 to 13 are deliberately omitted). 1 ACCOUNTANT 15 PRIVATE BANK 2 BUILDING SOCIETY 16 RETAIL / OFFSHORE BANK 3 C.S.P. 17 STOCK BROKER 4 FINANCIAL ADVISOR 18 TRUST COMPANY 5 INVESTMENT / FUND MANAGER 19 OTHER (Please specify) 6 LAWYERS 7 LIFE ASSURANCE / INSURANCE COMPANY 20 MONEY SERVICES BUSINESS 14 POST OFFICE 21 ON LINE GAMING OPERATION Generally speaking, which of the following have contributed to giving you grounds for suspicion? (Choose as many categories as you wish) 1 CASH PURCHASE — HIGH VALUE GOODS 14 SERVICE OF RESTRAINT ORDER 2 EVIDENCE OF FORGED DOCUMENTATION 15 SUSPECTED FRAUD/FALSE ACCOUNTING 3 FOREIGN AUTHORITY ENQUIRY 16 TRANSACTION OR A/C OPERATION NOT AS EXPECTED 4 HIGH RISK JURISDICTION 17 TRANSITORY A/C’S - IMMEDIATE LAYERING 5 HIGH RISK NATURE OF SOURCE OF FUNDS 18 UNABLE TO CONFIRM IDENTIFICATION OR SATISFY KYC 6 LOCAL POLICE OR REGULATOR ENQUIRY 19 UNUSUAL FOREX TRANSACTIONS 7 MEDIA / PUBLICITY 20 PUBLIC SECTOR CORRUPTION 8 U.K. POLICE OR REGULATOR ENQUIRY 21 POLITICALLY EXPOSED PERSON 9 NON CLEARANCE OF DEPOSITS 22 COMPLICATED CORPORATE / TRUST STRUCTURES 10 POLICY PURCHASE / SURRENDER 23 SIZE OF INVESTMENT OR DEPOSIT INCONSISTENT WITH OCC UPATION OR INCOME 11 CASH DEPOSITS/WITHDRAWALS 24 UNSATISFACTORY EXPLANATION FOR SOURCE OF FUNDS 12 SERVICE OF POLICE POWERS & 25 MONEY LAUNDERING PROCEDURES ORDER 13 SERVICE OF PRODUCTION ORDER Was the subject: 1 An existing customer or client prior to December 1998 2 Has become a new customer or client since December 1998 Current business status: 1 Relationship continued 4 New business declined 2 Relationship Closed 5 Application Pending 3 New business accepted If the transaction has involved the physical deposit or withdrawal of CASH: What currency was used What was the value of the transaction Where did the deposit or withdrawal take place? Where does the subject of this disclosure reside: 1 Isle of Man 2 United Kingdom 3 European Union 4 Other FORM D-2, DISCLOSURE SUPPORTING INFORMATION

ISLE OF MAN FINANCIAL CRIME UNIT

DISCLOSURE FORM D - 4

Your Ref No:

INDIVIDUAL PERSON

☐ MAIN SUBJECT ☐ ASSOCIATED SUBJECT

REASON FOR ASSOCIATION:

☐ BENEFICIAL OWNER
☐ DIRECTOR
☐ SECRETARY
☐ SHAREHOLDER
☐ C.S.P.
☐ INTRODUCER / INTERMEDIARY
☐ AGENT
☐ ACCOUNT HOLDER
☐ POLICY HOLDER
☐ ADVOCATE / SOLICITOR / ATTORNEY
☐ APPOINTED POWER OF ATTORNEY
☐ TRUSTEE
☐ TRUST SETTLOR
☐ TRUST BENEFICIARY

☐ OTHER (please specify: ____________________

FORM D-4 PERSON DISCLOSURE

ISLE OF MAN FINANCIAL CRIME UNIT Your Ref No: DISCLOSURE FORM D — 4 INDIVIDUAL PERSON MAIN SUBJECT ASSOCIATED SUBJECT REASON FOR ASSOCIATION: BENEFICIAL OWNER ACCOUNT HOLDER DIRECTOR POLICY HOLDER SECRETARY ADVOCATE / SOLICITOR / ATTORNEY SHAREHOLDER APPOINTED POWER OF ATTORNEY C.S.P. TRUSTEE INTRODUCER / INTERMEDIARY TRUST SETTLOR AGENT TRUST BENEFICIARY OTHER (please specify: ___ Surname: Title: All Forenames: Date of Birth: Gender: Male Female Not Known Place of Birth: Nationality: Other names or Aliases: Occupation: (If known) Employer: (If known) Identification (Passport, Country ID card etc. Please provide the country of issue, the serial number, the date & place of details: issue, the date of expiry. Photocopies are an acceptable way of providing this info.) Photocopy attached? YES / NO Home Address: (Please include Post Code where known) Other Address: (Business, employer, etc. Please specify. Please include Post Code where known) Any other useful personal information: FORM D-4 PERSON DISCLOSURE

Your Ref No: ISLE OF MAN FINANCIAL CRIME UNIT DISCLOSURE FORM D — 3 COMPANY Company Name: Date & Place of Incorporation: Company VAT Number: Number: Registered Office Address: Postal or Correspondence Address: Name & Address of C.S.P. (if applicable) : Beneficial Owner: PLEASE COMPLETE A FORM D—4 INDIVIDUAL PERSON Please note for Shareholders, Directors and Secretary: If employees of a local C.S.P. give name and company only. If a company, give name, place of incorporation and registered number. If another individual, give as much detail as possible. Consider using a Form D-4. Shareholder(s): Director(s): Secretary: Bankers: FORM D-3 COMPANY DISCLOSURE

ISLE OF MAN FINANCIAL CRIME UNIT

DISCLOSURE FORM D - 6

Your Ref No:

REASONS FOR SUSPICION

FORM D-6 REASONS FOR DISCLOSURE

ISLE OF MAN FINANCIAL CRIME UNIT Your Ref No: DISCLOSURE FORM D — 6 REASONS FOR SUSPICION FORM D-6 REASONS FOR DISCLOSURE

ISLE OF MAN FINANCIAL CRIME UNIT

DISCLOSURE FORM D - 5

Your Ref No:

TRUST

FORM D-5 TRUST DISCLOSURE

ISLE OF MAN FINANCIAL CRIME UNIT Your Ref No: DISCLOSURE FORM D — 5 TRUST Name: Date Established: Jurisdiction: Type: Trustee(s): Settlor(s): PLEASE COMPLETE A FORM D—4 INDIVIDUAL PERSON Beneficiary or PLEASE COMPLETE A FORM D—4 INDIVIDUAL PERSON Beneficiaries: Assets: Where are assets held: FORM D-5 TRUST DISCLOSURE

Appendix 7
CODE OF ETHICS
General
Our business must be conducted at all times in accordance with the FSA Principles and the fiduciary obligations identified in Rule 204A -1 under the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940. As a condition of employment, we expect our employees to adhere to such principles and obligations.
All employees are required to read this Code and will be asked to certify in writing annually that they have read and, if applicable, will follow the policies and procedures set forth herein. Employees are required to promptly report any violation of these policies or securities law to the Compliance Officer, and any breach may result in disciplinary action which, in severe cases, may be grounds for summary dismissal.
CCIOM acts as Sub-Adviser to various US client funds, appointed to provide certain investment advisory services (further delegated to CCUK) and is registered with the US SEC as an investment adviser and as such must adhere to certain regulations contained within the Investment Company Act of 1940 (17j-1) and Advisers Act (204A-1). You may click on this website to view the full regulations: http://www.sec.gov/about/laws/iaa40.pdf and http://www.sec.gov/about/laws/ica40.pdf
Certain personnel of CCUK and CCIOM (collectively, the “Adviser”) are subject to the following policies and procedures, which are in addition to the general principles described above. The Compliance Officer will identify such persons and will inform such persons of such duty.
Reporting
Initial Holdings Report:
Access Persons (defined within the 1940 Act as (i) any partner, officer, director, or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser and (ii) who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding portfolio holdings of any reportable fund, e.g., a registered investment company managed by the Adviser, or who is involved in making securities recommendations to clients (or who has access to such recommendations that are non-public)) must submit to the Compliance Department a list detailing the name, number of shares and principal amount of all securities owned by him/her and any securities account he or she maintains with a broker, dealer or bank within 10 days of becoming an Access Person. The information in the report must be current as of a date no more than 45 days of submission.
Annual Holdings Report:
Access Persons must submit annually to the Compliance Department a list disclosing the name, number of shares and principal amount of all securities owned and any securities account the Access Person maintains with a broker, dealer or bank. The information in the annual report must be current as of a date within 45 days of submission.
Quarterly Transaction Reports:
Access Persons must file a quarterly report within 30 days after the end of each quarter with the Compliance Department reporting personal securities transactions, including the date of the transaction, the name and number of shares, the principal amount of the securities involved, the nature of the transaction, the price at which the transaction was effected and the broker, dealer or bank with or through whom the transaction was effected. In addition to the information required previously, if the Access Person establishes a securities account during the quarterly period, the quarterly report must also disclose the name of the broker, dealer or bank with whom the account is established and the date the account is established.
The Compliance Officer will review all Quarterly Transaction and Initial and Annual Holdings Reports.

Preclearance
General
The Adviser’s general preclearance requirements are described under “Personnel – Personal Transactions.
Pre-approval of Investment in IPO’s and Private Placements:
Access Persons must obtain prior approval from the Compliance Officer or CEO before acquiring any beneficial ownership in an IPO or private placement.
Recordkeeping
The Compliance Officer shall maintain records in the manner and extent set forth below, and these records shall be available for examination by representatives of the SEC.
•	A copy of this Code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

•	A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs, the first two years in an appropriate office of the Adviser;

•	A copy of all written acknowledgements of the receipt of the Code and any amendments thereto for each employee (currently, or within the past five years)

•	A copy of each report (initial, annual and quarterly) made pursuant to this Code by an Access Person shall be preserved for a period of not less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an appropriate office of the Adviser;

•	A list of all persons who are required, or within the past five years have been required, to make reports under the Code (i.e., Access Persons) and those persons who are responsible for reviewing such reports pursuant to this Code (i.e., compliance officers) shall be maintained in an easily accessible place;

•	A copy of all personal trading request and authorization forms;

•	A record of any decision and supporting reasons for approving the acquisition of securities by an Access Person; and

•	A record of persons responsible for reviewing reports and a copy of reports provided pursuant to the Code.
Board Approval and Reporting
The Board of Directors/Trustees of any registered investment company advised or sub-advised by the Adviser must approve this Code and any material amendments to this Code. The Compliance Officer will prepare annually a written report that describes any issues arising under the Code since the last report, including information about material violations of the Code and sanctions imposed in response to such violations. The report must include discussion of whether any waivers that might be considered important by the Board were granted during the period. The report must also certify that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.
Waiver
The Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate circumstances. However, the Adviser expects that waivers will be granted only in rare instances and some provisions of this Code that are prescribed by SEC rules cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs and private placements.